Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 6, 2007, except for Note 15, as to which the date is June 29, 2007 relating to the consolidated financial statements of American Pacific Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, and an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities), appearing in the Current Report on Form 8-K dated June 29, 2007 of American Pacific Corporation and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

Las Vegas, Nevada
June 29, 2007